Mail Stop 0306

April 4, 2005



VIA U.S. MAIL

Via Facsimile and U.S. Mail

Mr. John P. Freeman
Senior Vice President and Chief Financial Officer
Spectrum Control, Inc.
8031 Avonia Road
Fairview, PA  16415


	Re:	Spectrum Control, Inc.
		Form 10-K for the year ended November 30, 2004
      File No. 0-8796

Dear Mr. Freeman:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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